EXECUTION VERSION

Exhibit 10.30

DATED DECEMBER 7, 2010

iCo THERAPEUTICS INCORPORATED

and

IMMUNE PHARMACEUTICALS LTD.

PRODUCT SUBLICENSE AGREEMENT

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

i

PRODUCT SUBLICENSE AGREEMENT

THIS PRODUCT SUBLICENSE AGREEMENT is made and entered into on December 7, 2010 (the “Execution Date”) by and between iCo Therapeutics Incorporated, a corporation organized and existing under the laws of Canada with a place of business at Suite 760, 777 Hornby Street, Vancouver, BC, Canada, V6Z 1S4 (“iCo”), and Immune Pharmaceuticals Ltd.,, a corporation organized and existing under the laws of the State of Israel with a place of business for the purpose of this agreement at 1120 Avenue of the Americas, 7th Floor, New York, NY (“IMPH”). iCo and IMPH each may be referred to herein individually as a “Party” or, collectively, as the “Parties”.

BACKGROUND

A.     iCo owns or controls know-how and other intellectual property rights and expertise relating to its antibody product referred to as iCo-008 (as defined below) and is a party to that certain License Agreement with Cambridge Antibody Technologies dated as of December 20, 2006 (the “CAT Agreement”), under which iCo has certain exclusive license rights to intellectual property relating to the iCo-008 product.

B.     iCo-008 has demonstrated potential as an anti-eotaxin-1 (as defined below) human antibody, which may be for the treatment of allergic and inflammatory and other diseases and conditions.

C.     IMPH is an emerging biopharmaceutical company interested in entering into this sublicense agreement with iCo under which iCo will grant to IMPH the exclusive rights to develop and commercialize pharmaceutical preparations containing or comprising iCo-008 for all human uses other than ocular uses (which uses are expressly reserved exclusively to iCo).

Now, Therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS

The following capitalized terms shall have the following meanings as used in this Agreement:

“Accounting Standards” shall mean, with respect to IMPH, that IMPH shall maintain records and books of accounts in accordance with the U.S. generally accepted accounting policy and practice consistently applied.

“Adverse Event” means any untoward medical occurrence in a human patient or subject who is administered a product, whether or not considered related to the Product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such product, or as otherwise agreed between the Parties in writing in the Safety Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

“Affiliate” shall mean any Person that directly or indirectly controls, or is controlled by, or is under common control with, a Party to this Agreement. For the purposes of this definition, “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means (a) ownership, directly or through one or more intermediaries, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors of the applicable entity, in the case of a corporation, or fifty percent (50%) or more of the equity and governing interest in the case of any other type of legal entity, or (b) any other arrangement (contractual or otherwise) whereby a Party has the actual ability to direct and control the management and policies of the applicable entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” shall mean this Product Sublicense Agreement and any and all Schedules, appendices and other addenda to this agreement, and as this agreement may be amended by the Parties from time to time in accordance with its provisions.

“Antibody” shall mean a molecule, or a gene encoding such a molecule, comprising or containing more than one immunoglobulin variable domain or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof and shall expressly exclude any single domain antibody.

“Applicable Law” shall mean any applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of relevant government agencies, that may be in effect from time to time in the applicable country in the Territory.

“Calendar Year” shall mean each successive period of twelve (12) calendar months commencing on 1st January.

“Catalytic Antibody” means an Antibody that binds to and catalyses the chemical transformation of a substrate and in which an Antibody binding region is involved in said catalysis.

“CAT” means Cambridge Antibody Technologies, or its successor entity MedImmune (as applicable).

“Change of Control” shall mean, with respect to IMPH, an event after the Effective Date in which (i) any other legal entity or group of legal entities acquires beneficial ownership of securities of IMPH representing more than fifty percent (50%) of the voting power of the then outstanding voting securities of IMPH with respect to the election of directors of IMPH; or (ii) IMPH enters into a merger, consolidation (including the sale of all or substantially all of its assets) or similar transaction with another legal entity.

“Commercialize” or “Commercialization” shall mean all activities directed to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling a Licensed Product for use in the Licensed Field.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

“Commercialization Plan” has the meaning set out in Section 5.1.

“Competent Authority” shall mean any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties (including responsibility for granting health or pricing approvals, registrations, import permits or other approvals required before iCo-008 or a Licensed Product may be tested or marketed) including the European Commission, the Court of First Instance and the European Court of Justice, the FDA and the EMEA.

“Control,” “Controls,” “Controlled” or “Controlling” shall mean, with respect to an item of know-how, material, or intellectual property right, that the applicable Party owns or has a license to such know-how, material, or intellectual property right and has the ability to grant the licenses or sublicenses thereunder as provided in this Agreement without violating the terms of any agreement with any Third Party.

“Develop” or “Development” shall mean activities relating to clinical drug development, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, process development and scale-up, packaging development, regulatory affairs, product approval and registration.

“Development Plan” shall mean the actual written plan prepared by IMPH that covers the Development of Licensed Product for use in the Licensed Field, as such plan may be amended, supplemented or updated from time to time by IMPH. Such plan shall include, at the appropriate times, an assessment of (i) the proposed clinical trials, regulatory plans, clinical trial and commercial supply requirements (ii) process development and manufacturing plans with respect to the Licensed Product, (iii) an estimated development timetable through to Marketing Approval, (iv) the identity of the initial development team to be responsible for implementing such plan, and (v) a preliminary commercialisation plan for marketing iCo-008 in the Territory. An initial summary Development Plan has been provided to iCo by IMPH as of the Effective Date, a copy of which is attached as Schedule 4.

“Disclosing Party” shall mean a Party that discloses specific Information to the other Party.

“[***] Agreements” shall mean (i) that certain license agreement [***] made between [***] and CAT relating to [***].

[***]

“Effective Date” shall mean the date on which IMPH pays to iCo the License Fee under Section 7.1 of this Agreement, as provided in Section 7.1.

“EMEA” shall mean the European Medicines Agency.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

“Execution Date” shall mean the date on which IMPH and iCo execute this Agreement, as set forth in the preamble on the first page hereof.

“Equity Position”has the meaning set out in Section 7.1.

“FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

“First Commercial Sale” shall mean, with respect to any country in the Territory, the first sale for monetary value for use or consumption by the general public of a Licensed Product in such country after Marketing Approval for such Licensed Product has been obtained in such country.

“Force Majeure” shall mean any event outside the reasonable control of the applicable Party affecting its ability to perform any of its obligations (other than payment) under this Agreement, including an Act of God, fire, flood, lightning, war, revolution, act of terrorism, riot or civil commotion, but excluding strikes, lock-outs or other industrial action, whether of the affected Party’s own employees or others.

“GI Indication” means any Indication comprising or involving a gastrointestinal disease or condition.

“iCo-008” shall mean the human monoclonal antibody having the sequence set forth in Schedule 1 of this Agreement, which is known as “bertilimumab” or “CAT-213” and targets eotaxin-1.

“iCo Background Know How” shall mean any Information that is Controlled by iCo at the Effective Date and is required for the development, manufacture, use or sale of iCo-008 and/or Licensed Product for use in the Licensed Field, excluding the iCo Product Know How. Notwithstanding anything herein to the contrary, iCo Background Know-How excludes iCo Patents.

“iCo Background IP” shall mean the iCo Background Patents together with any applicable Sublicensed Rights and any iCo Background Know How.

“iCo Background Patents” shall mean all the Patents within the Patent families listed in Schedule 2 to the extent Controlled by iCo, but excluding (for clarity) any claims, in any such Patents, that claim Catalytic Antibodies.

“iCo IP” shall mean iCo Background IP and iCo Product IP.

“iCo Patents” shall mean the iCo Background Patents and the iCo Product Patents.

“iCo Product IP” shall mean the iCo Product Patents and any iCo Product Know How.

“iCo Product Know How” shall mean any Information that (a) is Controlled by iCo at the date of the Agreement or at any time during the Term, and (b) relates specifically to iCo-008, including the Phase 1 and Phase II data and notwithstanding anything herein to the contrary, excludes all iCo Patents.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

“iCo Product Patents” shall mean the Patents and Patent applications listed in Schedule 3 and any Patents issuing from such Patent applications.

“IMPH IP” shall mean IMPH Product Improvements, IMPH Patents and IMPH Know How.

“IMPH Know How” shall mean all Information that: (i) is Controlled by IMPH or its Affiliates as of the Effective Date or at any time during the Term of this Agreement, and (ii) relates to iCo-008 or any Licensed Product (including the research, development, manufacture, use or commercialization thereof).

“IMPH Patents” shall mean all Patents (other than the iCo Patents) that: (i)  are Controlled by IMPH or its Affiliates as of the Effective Date or at any time during the Term of this Agreement, and (ii) claim or cover iCo-008 or any Licensed Product or the manufacture or use thereof.

“IMPH Product Improvements” has the meaning set out in Section 9.5.

“IND” shall mean an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. § 312.3, or its equivalent in any country.

“Indication” shall mean, with respect to a Licensed Product, the treatment or prevention of a particular pathology or group of related pathologies.

“Information” shall mean information and materials relating to the subject matter of this Agreement, including (i) techniques and data, including screens, models, inventions, methods, test data (including biological, chemical, pharmacological, biochemical, pharmaceutical, toxicological, safety, preclinical and clinical test data), physical and analytical and quality control data, marketing, pricing, distribution, costs, sales data, manufacturing information, and patent and legal data or descriptions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection), (ii) discoveries, trade secrets, specifications, instructions, improvements, processes, formulae, expertise and other technology, (iii) compositions of matter, including but not limited to compounds, biological materials and assays (iv) regulatory filings, including any IND or MAA and (v) other financial and business information.  As used herein, “clinical test data” shall be deemed to include all information related to the clinical or preclinical testing of iCo-008 or Licensed Product, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, and the like.

“Insolvency Event” means in relation to either Party that the Party:

(a)     is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)     becomes insolvent (that is, fails generally to pay its debts as they become due and debts then due substantially exceed liquid assets) and as a result is unable to continue to perform its material obligations under the Agreement;

(c)     makes a general assignment, arrangement or composition with or for the benefit of its creditors;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

(d)     has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(e)     seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets and such appointment is not dismissed within 30 days;

(f)     has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and that secured party maintains possession, or that process is not withdrawn, dismissed, discharged, stayed or restrained, in each case within 30 days of that event; and

(h)     causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (f) above (inclusive).

“Joint Development Committee” or “JDC” means a committee comprised of representatives of iCo and IMPH as contemplated by Sections 4.2 and 4.3.

“License Fee” has the meaning set out in Section 7.1.

“Licensed Field” shall mean use for the treatment or prevention of disease, infection or other conditions in humans, but expressly excluding any and all uses in the Ocular Field and all Research Products.

“Licensed Product” shall mean any preparation for the use in the Licensed Field that incorporates iCo-008 (including any preparation formulated and intended for use in a clinical trial), but excluding, for clarity, any preparation intended for use in, or primarily useful in, the Ocular Field.

“License Shares” has the meaning set out in Section 7.1.

“Lonza” shall mean Lonza Biologics plc, 228 Bath Road, Slough, Berkshire, SL1 4DY, England.

“Marketing Approval” shall mean all approvals, licenses, registrations or authorisations of any Competent Authority, including pricing and reimbursement approvals, necessary for the manufacturing, use, storage, import, transport, marketing, promotion and/or sale of a Licensed Product in the Field in a regulatory jurisdiction.

“Marketing Approval Application” or “MAA” shall mean an NDA or BLA in the U.S., or a comparable filing for Marketing Approval in any other country or group of countries in the Territory, in each case with respect to a Licensed Product.

“Master Cell Bank” shall mean [***].

“MRC” shall mean the Medical Research Council.

“NDA” shall mean a New Drug Application filed with the FDA, as more fully defined in 21 C.F.R. § 314.50 et. seq.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

“Net Sales” means, with respect to a Licensed Product sold by IMPH or its Affiliate or any Sub-sublicensee to a Third Party purchaser, the price invoiced by the selling party to the purchaser (or in the case of a sale or other disposal otherwise than at arm’s length, the price that would have been invoiced to the purchaser in a bona fide arm’s length contract or sale), less the following applicable deductions to the extent actually allowed or incurred with respect to such sale: the costs of packing, transport and insurance (to the extent separately set forth and charged on the invoice), customs duties, any credits actually given for returned or defective Licensed Products, normal trade discounts (off of the invoiced price) actually given, and sales taxes, VAT or other similar tax charged on and included in the invoice price to the purchaser (but solely to the extent not otherwise reimbursed to selling party).

Sales from IMPH to its Affiliates shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties (i.e., are not invoiced as part of the License Product purchase invoice) shall not be deducted from the Licensed Product invoice price in the calculation of Net Sales.

(a)     In the case of any sale or other disposal of a Licensed Product between or among IMPH and its Affiliates, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

(b)     In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Licensed Product is paid for, if paid for before shipment or invoice; and

(c)     In the case of any sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Licensed Product in the country of sale or disposal.

“Ocular Field” shall mean any use for the prevention, treatment or palliation of any or all ocular indications, disease or conditions, including wet age-related macular degeneration, vernal keratoconjunctivitis, and atopic keratoconjunctivitis, by local administration to the eye including intravitreal, retrobulbar, periocular, topical, subconjunctival routes of administration.

“Ocular Product” shall mean any preparation that incorporates iCo-008 (including any preparation formulated and used in a clinical trial) intended for use in the Ocular Field.

“Option Fee” has the meaning set out in Section 7.1.

“Order” shall have the meaning set out in Section 5.6.

“Patents” shall mean any and all patent applications and patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them, including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Phase I,” “Phase II” and “Phase III” (each a “Phase”) shall have the following meanings:

(a)     “Phase I” shall mean a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to get information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in Federal Regulation 21 C.F.R. § 312.21(a);

(b)     “Phase II” shall mean a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence Phase III clinical trials, as further defined in Federal Regulation 21 C.F.R. § 312.21(b);

(c)     “Phase III” shall mean a controlled and lawful study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an NDA to obtain regulatory approval to market the product, as further defined in Federal Regulation 21 C.F.R. § 312.21(c).

“Product” shall mean Licensed Product and/or Ocular Product, as applicable.

“Qualified Financing” shall mean the financing of IMPH following its incorporation in which outside investors invest: (i) at [***] (or greater) in the aggregate in purchasing equity securities of IMPH, provided that such financing is completed prior to January 30, 2011; or (ii) at least [***] (or greater) in the aggregate in purchasing equity securities of IMPH, provided that such financing is completed prior to March 31, 2011 . The Qualified Financing could be in one or more transactions, provided that if the applicable financing includes a series of transactions, the reference to Qualified Financing shall mean the last investment transaction that causes such series of transactions to meet the above definition of Qualified Financing.

“Quarter” shall mean each successive period of three (3) calendar months commencing on 1st January, 1st April, 1st July and 1st October and the term “Quarterly” shall be construed accordingly.

“Reasonable Endeavors” shall mean, with respect to the efforts to be expended by Sublicensee to achieve any stated objective, the good faith, reasonable, diligent efforts to accomplish such objective which shall be at least equivalent to the efforts that a biotechnology company with similar resources would normally use to accomplish such objective under similar circumstances for other products at a similar stage in development or product life and of similar market potential as Licensed Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

“Recipient Party” shall mean a Party that receives Information from the other Party.

“Research” shall mean the scientific, technical and pre-clinical activities undertaken to evaluate an Antibody for development.

“Research Product” shall mean solutions, materials or other products intended for commercial sale to Third Parties for research use in which the work being performed with such solutions, materials or other products does not involve the development of any product offered or intended for offer for commercial sale and where such commercial product contains iCo-008 or iCo-008-derived molecules or involves the use of iCo-008 at any stage in its production.

“Safety Agreement” has the meaning set out in Section 4.10(e).

“Serious Adverse Event” means any Adverse Event occurring at any dose that: (a) results in death or threatens life; (b) results in persistent or significant disability/incapacity; (c) results in or prolongs hospitalization; (d) results in a congenital anomaly or birth defect; or (e) is otherwise medically significant; or as otherwise agreed between the Parties in writing in the Safety Agreement.

“Sub-sublicensee” shall mean any Affiliate of IMPH or Third Party to which IMPH grants a sublicense under the license (or sublicense, as applicable) rights granted to IMPH under Section 2.1 of this Agreement.

“Sublicensed Rights” shall mean the [***] Patent Rights and the [***] Rights to the extent and on the terms that iCo is able to sublicense such rights to IMPH.

“Sublicense Revenue” the total gross proceeds, whether consisting of cash or any other forms of consideration, that are received by or payable from any Sub-sublicensee to IMPH or its Affiliate in consideration of the grant of a sublicense under the license rights granted by iCo under the Agreement (such as upfront license fee, milestone payments and other similar licensing fees), but excluding: (a) royalties calculated on the sales or other commercial disposition of Licensed Products by any Sublicensee; and (b) any amounts invested by IMPH after the Effective Date directly relating to Licensed Product as demonstrated by Licensee’s written records and in accordance with GAAP. For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Paragraph 1.33, shall be “Sublicense Revenue” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized in the sublicense.

“Term” shall have the meaning set out in Section 15.1

“Territory” shall mean the entire world.

“Third Party” shall mean any entity other than iCo or IMPH, excepting Affiliates of either IMPH or iCo.

“United States” or “U.S.” shall mean the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

“Valid Claim” shall mean, with respect to a Licensed Product in a particular country, any claim of an iCo Patent: (a) that specifically and/or generically claims or covers a Licensed Product, and (b) that (i) has not expired, (ii) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental Competent Authority of competent jurisdiction, which decision is not further unappealable, and (iii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“[***] Agreement” shall mean the License Agreement dated [***] and made by and between [***] and CAT, a redacted version of which is set out in Schedule 6.

“[***] Notice” shall mean the notice set out in Schedule 2.4 of the [***] Agreement and which is attached hereto in Schedule 7.

“[***] Patent Rights” shall have the meaning set out in the [***] Agreement.

“[***] Rights” shall mean those rights and obligations set out in the [***] Notice and [***] Agreement.

2.	LICENSE AND SUBLICENSE GRANTS

2.1     Subject to the terms and conditions of this Agreement, and effective solely upon the Effective Date, iCo grants to IMPH:

(a)     The exclusive (even as to iCo) royalty-bearing license or sublicense (as applicable) under the iCo Product IP in the Territory to use and practice such iCo Product IP solely to make, have made, use, sell, offer for sale, import, export, develop, register, and distribute Licensed Products solely for use in the Licensed Field; and

(b)     a non-exclusive royalty-bearing license or sublicense (as applicable) under the iCo Background IP solely to make, have made, use, sell, offer for sale, import, export, develop, register, and distribute Licensed Products solely for use in the Licensed Field.

2.2     iCo retains exclusively all rights in the iCo Product IP for all uses and applications in the Ocular Field. Further, iCo retains a fully sublicensable right to use the iCo Product IP in the Territory for research purposes, and IMPH acknowledges that CAT retains certain rights for research purposes under applicable iCo Product IP owned or controlled by CAT. The licenses granted to IMPH are limited to the rights expressly granted in Section 2.1, and IMPH covenants that it and its Affiliates and Sub-sublicensees shall not use or practice any iCo Product IP or iCo Background IP for any use or purpose or in any manner except as expressly permitted in the license grants under Section 2.1.

2.3     IMPH acknowledges that certain of the iCo Product IP and iCo Background IP is licensed to iCo pursuant to the CAT Agreement and that the sublicense rights granted by iCo to IMPH under such rights pursuant to the terms of this Agreement are subject to all applicable terms and obligations of the CAT Agreement. IMPH covenants and agrees that it and its Affiliates and Sub-IMPH shall fully comply with all the terms and conditions of the CAT Agreement in exercising such sublicense rights. In the event that the CAT Agreement is amended at any time in the future, iCo shall inform IMPH in advance of any amendment that likely will materially adversely affect IMPH’s rights hereunder and shall use good faith efforts to minimize or avoid any such adverse affect due to such amendment. In addition, iCo shall use its reasonable best efforts to provide IMPH the right to enter into a license agreement with CAT under the terms of the CAT Agreement, to the extent the CAT Agreement is terminated by CAT under circumstances that do not attribute fault to IMPH. All licenses granted pursuant to Section 2.1 shall be non-transferable, except in connection with an assignment of the Agreement as permitted in Section 17.4.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

2.4     The licenses (and sublicenses, as applicable) granted in Section 2.1 are sub-licensable solely in conjunction with iCo-008 or a Licensed Product in the Licensed Field, and any sublicenses of the Sublicensed Rights must be in accordance with the rights and obligations under the relevant Sublicensed Rights and the terms of this Agreement. Further, IMPH may grant only one such sub-sublicense in respect of any particular country, and such granted rights shall not be further sublicensable in such country. Each such sub-sublicense must be granted in accordance with and subject to all the terms of this Agreement.

2.5     IMPH will inform iCo in writing of the identity of all Sub-sublicensees to which it grants a sublicense within thirty (30) days of granting a sublicense and will ensure that any Sub-sublicensee (including an Affiliate of IMPH) to which it grants a sublicense executes a written sublicense agreement that is subordinate to and consistent and in accordance with this Agreement and the CAT Agreement. IMPH will remain responsible for all of its obligations under this Agreement, regardless of whether IMPH has engaged its Sub-sublicense to perform any such obligation. If the acts or omissions of any such Sub-sublicensee cause IMPH to be in breach of this Agreement, then IMPH shall remain responsible for such breach, and IMPH will be liable for any damages or other remedies available to iCo under contract law as a result of any such breach of this Agreement, to the extent such breach is not cured and has caused iCo harm and regardless of any remedy which iCo or IMPH may have against the Sub-IMPH for breach by the Sub-IMPH. IMPH acknowledges that this Agreement is subordinate and subject to the CAT Agreement and [***] Agreements.

2.6     Subject to the terms and conditions of this Agreement, IMPH hereby grants to iCo a perpetual, fully-paid, royalty free, exclusive license in the Territory, with the full rights to grant sublicenses through multiple tiers, under any IMPH Product Improvements solely to the extent reasonably needed for iCo (and its Affiliates and other licensees) to use or practice IMPH Product Improvements for Research and/or to make, have made, use, sell, offer for sale, import, export, develop, register, and distribute Licensed Products solely for use in the Ocular Field.

3.	TECHNOLOGY TRANSFER

3.1     Within 60 days following the Effective Date (but subject to prior receipt of the License Fee), at a time requested by IMPH and reasonably acceptable to iCo, iCo will transfer to IMPH the documents (in electronic form) set out in Schedule 8 that constitute that part of the iCo Background Know How and iCo Product Know How as identified at the Effective Date as being needed or reasonably useful for IMPH to develop and commercialize Licensed Products in the Licensed Field.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

3.2     iCo shall use reasonable efforts to provide IMPH access to the Master Cell Bank, for use solely in connection with IMPH manufacture of iCo-008 as contemplated in this Agreement. As an express precondition to any such access to the Master Cell Bank from iCo to IMPH, IMPH agrees and understands that the Master Cell Bank does not have necessary regulatory or Competent Authority approval for use in connection with human beings or in connection with any Phase of clinical trials and accordingly would be provided to IMPH “as is” and without any warranty express or implied as to satisfactory quality or fitness for a particular purpose and iCo shall not be liable for any such use by IMPH or any other party of the Master Cell Bank or any loss claim damage or liability of whatsoever kind or nature which may arise from or in connection with any use of the Master Cell Bank.

3.3     Once the initial transfer of iCo Background Know How and iCo Product Know How under Section 3.1 is completed, iCo shall thereafter, from time to time as requested by IMPH and until the fifth (5th) anniversary of the Effective Date, provide reasonable support in the transfer of any additional iCo Background Know How and iCo Product Know How by email, fax or telephone, up to a maximum of twenty five (25) man hours without charge. Any such support in excess of such [***] hours, if requested by IMPH, will be provided at a cost of [***] per hour to IMPH and will be invoiced every three (3) months following the Effective Date, but provided that the total such additional support provided by iCo under this Section 3.4 shall not exceed a total of one hundred (100) man hours, unless iCo otherwise agrees in writing.

3.4     iCo has informed IMPH that IMPH has no rights whatsoever (whether express, implied or otherwise) in relation to any agreement between iCo and Lonza regarding manufacture of Licensed Product, or to the extent that it may become relevant, use of the Master Cell Bank. Accordingly iCo has brought to the attention of IMPH that in order for IMPH to manufacture Licensed Product, IMPH may need an agreement with Lonza in relation to manufacture of Licensed Product. Likewise, iCo has brought to the attention of IMPH that in order for IMPH to make use of the Master Cell Bank, IMPH may need an agreement with Lonza. Notwithstanding the foregoing, iCo agrees to use reasonable efforts to assist IMPH in seeking to reach an agreement with Lonza regarding manufacture and supply to IMPH of needed quantities of iCo-008.

3.5     After the completion of the initial transfer pursuant to Section 3.1, from time to time as requested by iCo through the JDC, IMPH shall disclose and transfer to iCo all IMPH IP that is needed or reasonably useful for iCo to develop and/or commercialize Ocular Products in the Ocular Field, including all clinical data and results (including all case report forms and final reports) generated from the Development of Licensed Product. Such disclosures shall be in the form reasonably requested by iCo. iCo shall have the right to use all such IMPH IP in accordance with Section 2.7 above and to the extent such IMPH IP relates to regulatory matters as set forth below. In addition, IMPH shall disclose and transfer to iCo, within thirty days after filing, a full and complete copy of each Marketing Approval Application and any other regulatory filing (including INDs and equivalent filings) relating to iCo-008 and/or Licensed Product, and all amendments and supplements thereto, filed by or on behalf of IMPH, its Affiliate or a Sub-sublicensee. IMPH hereby grants to iCo the right (with full rights to grant sublicenses) to use all such Marketing Approval Applications and any other regulatory filings (including all amendments and supplements thereto and all Information contained therein) in connection with the Development and/or Commercialization of Licensed Products in the Ocular Field throughout the Territory (including use in regulatory filings) and grants to iCo rights of reference (which may be transferred to iCo’s Affiliates and other licensees) to all such regulatory filings. IMPH agrees to provide to iCo (and any of its Affiliates and other licensees) a letter confirming the above rights of reference, and to require all its Affiliates and Sub-sublicensees to provide to iCo (and any of its Affiliates and other licensees) such a confirmation letter, on request of iCo.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

4.	PRODUCT DEVELOPMENT; REGULATORY AND SAFETY;

4.1     IMPH shall have the exclusive rights and responsibility to conduct all Development activities with respect to iCo-008 and Licensed Products solely with respect to uses in the Licensed Field. All such development work shall be in accordance with the Development Plan, and IMPH shall use Reasonable Endeavors to conduct such development, whether through itself and/ or its Affiliates and Sub-sublicensees work, with the goal of achieving Marketing Approvals of Licensed Products in the Licensed Field in each country in the Territory where it is commercially reasonable to do so, as soon as practicable. Such Development activities shall include using Reasonable Endeavors to Develop at least one Licensed Product for two Indications that may include a GI Indication or any other Indication. Such Development shall be at IMPH’s (and/or its Affiliate’s or Sub-sublicensee’s) expense. Regardless of any rights of the JDC, IMPH (or its Affiliate or Sub-sublicense, as appropriate) will update the Development Plan from time to time as appropriate, and will provide iCo copies of each such updated Development Plan. IMPH has prepared and provided to iCo (as of the Effective Date) an initial summary Development Plan, which plan provides a summary of IMPH’s initial plans for Development and Commercializing iCo-008 in the Licensed Field. Notwithstanding the foregoing rights, Sublicensee covenants that it and its Affiliates and sublicnsees shall not develop iCo-008 or any Licensed Product in a formulation that is specifically intended for direct administration to the eye or otherwise specifically made for use in the Ocular Field. For clarity, iCo retains exclusive worldwide rights to develop, seek registrations and approval of, and commercialize (either itself and/or through its Affiliates or other licensees) iCo-008 and all Ocular Products for all uses in the Ocular Field.

4.2     Within 30 days following the Effective Date, iCo and IMPH shall establish a joint development committee (the “Joint Development Committee” or “JDC”) to oversee and coordinate Development of Licensed Products. The JDC shall be composed of four members, two of whom shall be appointed by iCo and two of whom shall be appointed by IMPH, all of which shall be employees of the respective Parties with appropriate experience and authority in Developing the Licensed Products. The chairperson of the JDC shall be a representative of IMPH whom shall be responsible for calling and leading the meetings using agenda prepared jointly by both Parties, but such chairperson shall have no other special function within the JDC. Each Party may replace its members on the JDC on written notice to the other Party. The JDC shall hold meetings twice each year, unless an extraordinary meeting is called by any Party. Each Party shall bear its own costs to attend and participate in the JDC meetings, including expenses incurred by the members nominated by it in connection with their activities as members of the JDC.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

4.3     The JDC is established in order for the representatives of the Parties to, and shall be authorized to: (a) review, coordinate, and discuss the overall Development and regulatory strategies for obtaining Marketing Approval for each Licensed Product in the Territory; (b) oversee and review each Party’s Development activities with respect to Licensed Products ; (c) act as a forum for exchange of information and ideas and discussion of any issues that arise in Development; and (d) decide on and seek to resolve any major strategic issue raised by any of the Parties or during discussions. Each Party shall provide the JDC with the requisite Information for its operation in accordance with the guidelines to be agreed at the first JDC meeting, including specifically any Information that would adversely affect the other Party’s Development efforts. All decisions of the JDC shall be made by unanimous vote or written consent, with iCo and IMPH each having, respectively, one vote in all decisions. The JDC shall use reasonable efforts to resolve any disputes or disagreements concerning the matters within its duties. Any dispute or disagreement not resolved will be decided by the mutual consent of the chief executive officers of the Parties. If such matter is not then resolved within 30 days of the CEOs initiating discussions, then IMPH shall have the final decision making authority with respect to the matter in connection with the Development of the Licensed Product, provided that such IMPH shall make such decision in a manner that is consistent with the terms and conditions of this Agreement, and further provided that IMPH shall not make any decision that may have the result of adversely impacting the Development, manufacture or commercialization of Ocular Product. Accordingly, notwithstanding the creation of the JDC, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and the JDC is not delegated or vested with any rights, powers or discretion unless such delegation or vesting is expressly provided in this Agreement, or the Parties expressly so agree in writing. The JDC shall not have any power to amend or modify this Agreement, and no decision of the JDC shall be enforceable to the extent it is in contravention of any terms and conditions of this Agreement.

4.4     IMPH (and its Sub-sublicensees) will be responsible from the Effective Date for all costs associated with the Development of iCo-008 and Licensed Products and all regulatory filings in the Territory in relation to iCo-008 and Licensed Products, in each case for use in the Licensed Field.

4.5     IMPH will use its Reasonable Endeavors to Develop iCo-008 and Licensed Products. Without limiting the foregoing, IMPH (and/or its Affiliates and Sub-sublicensees) shall use Reasonable Endeavors to Development of Licensed Products by reaching the following milestones: (a) commencement of Phase II Trial of the first Licensed Product prior to the second anniversary of the Effective Date; (b) spend on the aggregate of [***] years after the Effective Date in connection with the Development and manufacturing of the Licensed Product; and (c) commencement of [***] which time period may be reasonably extended to adjust for any delays the extent caused by any additional requests made by FDA or similar Competent Authority during such meetings as a prerequisite to the commencement of Phase III Trial. The foregoing time schedule reflects the current Development Plan and may be extended in the event that such changes are agreed by the Parties as applicable to the then-current Development Plan or otherwise result from a delay cause by a Competent Authority.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

4.6     IMPH may subcontract to Third Parties specific Development tasks in the Licensed Field as it determines are appropriate. Any such subcontract shall be subject to the requirements that:

(a)     the subcontractor comply with all relevant terms of this Agreement and the CAT Agreement; and

(b)     IMPH shall remain ultimately responsible for the performance of its obligations under this Agreement, and if the acts and omissions of any subcontractor cause IMPH to be in breach of this Agreement or iCo to be in breach of the CAT Agreement, then IMPH shall remain responsible for such breach, and IMPH will be liable for any damages or other remedies available to iCo under contract law as a result of any such breach of this Agreement, to the extent such breach is not cured and has caused iCo harm, regardless of any remedy which iCo or IMPH may have against the subcontractor for breach of the subcontract.

4.7     IMPH shall maintain, or cause to be maintained, accurate records of all its (and its Affiliates’ and Sub-sublicensees’) Development activities under this Agreement in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its Development activities under the Development Plan, and which shall be retained by IMPH for at least five (5) years after the termination or expiry of this Agreement, or for such longer period as may be required by Applicable Law.

4.8     Every six (6) months after the Effective Date in preparation to the JDC meeting, IMPH shall provide iCo with a written report providing reasonable detail on the progress and results of all Development activities in the Licensed Field with respect to iCo-008 and Licensed Products, and once a year shall update its then-current Development Plan.

4.9     Subject to any Third Party obligations, iCo shall keep IMPH reasonably informed of its activities in Developing, manufacturing and commercializing Ocular Product in the Ocular Field in the Territory.

4.10     No Warranty. Nothing contained herein shall be deemed a warranty by IMPH that it shall be successful in its Development efforts and failure to meet the goal of the Development Plan after IMPH met its diligence obligations hereunder, including investing Reasonable Endeavors as provided in Section 4.1, shall not constitute a breach of this Agreement.

4.11     Regulatory Filings and Safety Matters

(a)     All regulatory filings submitted in connection with obtaining Competent Authority approval to test or market a Licensed Product in the Licensed Field, including all IND and MAA submissions, Drug Master Files and other regulatory filings, shall be owned by, and submitted by and in the name of IMPH or its Affiliates or Sub-sublicensee.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

(b)     iCo shall grant or cause to be granted to IMPH and its Sub-sublicensees (if any) all necessary cross-reference rights to any relevant Drug Master Files and other regulatory filings owned by iCo for iCo-008, submitted by iCo or its Affiliates with any Competent Authority.

(c)     Regulatory Coordination. IMPH will have exclusive control over, and authority and responsibility for, the regulatory strategies relating to the development and commercialization of all Licensed Products for use in the Licensed Field, including, without limitation (i) the preparation of all documents submitted to Competent Authorities and the filing of all INDs, Drug Approval Applications and other submissions relating to Licensed Products and (ii) all regulatory actions, communications and meetings with any Regulatory Authority with respect to any Licensed Products in the Licensed Field. IMPH shall use Reasonable Endeavors to prepare, file and prosecute all regulatory filings as needed to obtain Marketing Approvals of Licensed Product as soon as practicable in each country in the Territory where it is commercially reasonable to market Licensed Product. Subject to any confidentiality obligations to Third Parties, each Party shall provide to the other Party on a timely basis all information controlled by such Party or otherwise in such Party’s possession as a result of its activities under this Agreement that is necessary for the other Party to comply with all regulatory obligations on a global basis applicable to Licensed Products (in the case of IMPH) or Ocular Products (in the case of iCo), including filing updates, information amendments, annual reports, pharmacovigilance filings, preclinical research data, preclinical study reports, investigator notifications and chemistry, manufacturing and controls information in relation to iCo-008, the Licensed Product or Ocular Product, each of the foregoing to the extent necessary for the other Party. For clarity, IMPH is responsible for all adverse event and other safety reporting worldwide with respect to Licensed Products. All updates and reports provided hereunder shall be provided in a form as reasonably required by each Party for inclusion in any regulatory submission. IMPH shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities with respect to any Licensed Product. The Parties shall cooperate with each other to provide all reasonable assistance and take all actions reasonably requested by the other Party that are necessary to comply with any law applicable to any Licensed Product and Ocular Product, as the case may be, including, but not limited to, providing the other Party with reasonable access during ordinary business hours and upon reasonable written notice to its personnel, as reasonably necessary for audit purposes and/or to answer questions or explain any information such Party provides pursuant to this Section 4.10(c), and the reporting of adverse drug experience reports (and Serious Adverse Event drug experience reports) to Competent Authorities.

(d)     Review of Correspondence. IMPH shall use reasonable efforts to provide with at least ten (10) Business Days advance notice of any material meeting with Competent Authorities which is for the purpose of obtaining Regulatory Approval for any Licensed Product. To the extent reasonably practicable and subject to any Third Party confidentiality obligations, IMPH shall provide drafts of any material documents or correspondence pertaining to any Licensed Product prepared for submission to the Competent Authority sufficiently in advance of submission so that iCo may review and comment on the substance of such material documents or correspondence. IMPH shall promptly provide copies of any material documents or other correspondence received from the Competent Authority pertaining to Licensed Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

(e)     Pharmacovigilance and Safety Agreement. Subject to the following, IMPH shall maintain the global safety database for all Licensed Products and shall be responsible for global pharmacovigilance for Licensed Products. iCo will be responsible for receipt, evaluation and reporting of all adverse events and adverse drug reactions arising from its Ocular Product activities under this Agreement. Subject to the following, IMPH shall be responsible for global reporting of all Adverse Events occurring with respect to the Licensed Products, including any Adverse Events reported to IMPH by iCo, in accordance with the deadlines and requirements of applicable Laws and Governmental Authorities. Within three (3) months after signing the Agreement, the Parties will enter into a detailed safety agreement (the “Safety Agreement”), which agreement will be commercially reasonable and typical for similar agreements and will include provisions to ensure full coordination between IMPH and iCo with regard to the Licensed Product or Ocular Product and safety reporting, in accordance with global regulations and timelines, including iCo collection and transmission of safety reports to IMPH. The Parties shall periodically review the Safety Agreement and suggest revisions or and/or updates as necessary or appropriate based on changes in applicable Laws or other factors. IMPH acknowledges that iCo has the ultimate responsibility for adverse event reporting and pharmacovigilance and in satisfaction of such role may conduct all adverse event reporting and pharmacovigilance activities with respect to Licensed Products, at its election.

5.	COMMERCIALIZATION AND MARKETING

5.1     At least one (1) year prior to the expected date of the receipt by IMPH (or its Sub-sublicensee) of the first Marketing Approval for use in the Licensed Field, as indicated in then-current Development Plan, IMPH shall create and provide to iCo a written summary plan showing a reasonably-detailed summary of the commercialization and marketing efforts with respect to the relevant Licensed Product in the Licensed Field in the Territory (the “Commercialization Plan”). IMPH (or its Sub-sublicensee, as applicable) shall have the right to amend, supplement and/or update the Commercialization Plan from time to time as needed or commercially appropriate, and IMPH shall provide to iCo promptly a copy of each such amended, supplemented or updated Commercialization Plan.

5.2     IMPH shall have the exclusive rights and responsibility to conduct all Commercialization and marketing activities with respect to Licensed Products for use in the Licensed Field, generally in accordance with the then-current Commercialization Plan, whether through itself and/or its Sub-sublicensees. IMPH shall use Reasonable Endeavors to market, promote, sell and otherwise Commercialize Licensed Products for use in the Licensed Field in each country in the Territory where Licensed Product has achieved Marketing Approval, with the goal of maximizing sales of such Licensed Products.

5.3     IMPH (and/or its Sub-sublicensees, as applicable) will be responsible from the Effective Date for all costs associated with the Commercialization and marketing of the Licensed Products in the Licensed Field and for all regulatory filings and other regulatory activities by IMPH (and its Sub-sublicensees, as applicable) in the Territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

5.4     To the extent not prohibited by Applicable Law and subject to Competent Authority and regulatory approval, and if requested by iCo to IMPH in writing, the iCo company chosen name and company logo (or one specified by CAT, as applicable) shall be carried on Licensed Product packaging, packaging inserts, labels, containers and printed material related thereto, with a prominence as mutually agreed to by iCo and IMPH (such agreement not to be unreasonably withheld by either Party).

5.5     Every 6 months after the date on which the Commercialization Plan is first received by iCo, IMPH shall provide iCo with a written report setting forth in reasonable detail the progress and results of all Commercialization activities of IMPH and all Sub-sublicensees, including a comparison to the then-current Commercialization Plan.

5.6     IMPH agrees that it is responsible for the manufacturing of iCo-008 for all clinical and Commercialization activities of each of the Parties, with the goal of utilize economies of scale with the contract manufacturing organization Lonza. IMPH agrees to use its reasonable efforts to supply iCo all its requirements of iCo-008 as needed for iCo’s ocular program in the Ocular Field, such supply to be under a separate supply and transfer pricing agreement, which shall have commercially reasonable terms and shall be negotiated and agreed to reasonable and in good faith by the Parties within three (3) months after iCo’s written request, including without limitations the following provisions: (i) provisions governing forecasting and ordering mechanisms that are consistent with the manufacturing and supply agreement between IMPH and Lonza; and (ii) transfer price shall be based on actual cost incurred by IMPH in connection with the manufacturing (if IMPH manufactures the product by itself) or procurement (if IMPH procures such product from a third party) + [***] if as part of a forecasted order or otherwise cost + [***]. Notwithstanding the foregoing, iCo retains the rights, at its discretion, to manufacture any or all of its (and its Affiliates’ and other licensees’) requirements of iCo-008.

6.	NON-COMPETITION

6.1     IMPH and its Affiliates shall not (alone or in collaboration with a Third Party) conduct in the Territory any activities to (including any program intended to) develop, commercialize, distribute, market or sell (or license or otherwise grant rights to a Third Party to do any of the foregoing) any product in the Licensed Field or the Ocular Field containing an Antibody that specifically binds to eotaxin-1, other than iCo-008 or a Licensed Product (for clarity, solely for use in the Licensed Field) as contemplated by this Agreement.

6.2     iCo shall not (alone or in collaboration with a Third Party) conduct in the Territory any activities to (including any program intended to): (a) develop, commercialize, distribute, market or sell (or license or otherwise grant rights to its Affiliate or a Third Party to do any of the foregoing) for use in the Licensed Field any product containing iCo-008.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

7.	PAYMENTS

In consideration of the licenses and other rights granted by iCo to IMPH in this Agreement, IMPH shall make the following payments to iCo:

7.1     Option Fee, License Fee and License Shares

(a)     In partial consideration of iCo entering into this Agreement and the granting of rights to IMPH hereunder to obtain the license and other rights as of the Effective Date upon payment of the License Fee, IMPH shall pay to iCo, within five (5) days of the Execution Date, an option fee of one hundred thousand US dollars (US$100,000) (the “Option Fee”). The Option Fee is non-refundable but is creditable against the License Fee payment owed as provided below. In addition, if the Effective Date has not occurred by January 30, 2011, then IMPH shall pay to iCo an option extension fee of one hundred thousand US dollars (US$100,000), such fee to be paid to iCo by February 1, 2011, which fee shall be non-refundable and non-creditable against the any other amounts or payment owed by IMPH.

(b)     In partial consideration of iCo entering into this Agreement and the granting of rights to IMPH hereunder as of the Effective Date, including the license grants pursuant to Section 2.1, IMPH shall pay to iCo a signature fee (the “Licensee Fee”). The Licensee Fee shall comprise of shares of Financing Stock (as defined below) with the number of such shares calculated by dividing US$1,000,000 by the actual per-share price of such shares used in the purchase of such shares by investors in the Qualified Financing, provided that such percentage shall be in no event less than two and one half percent (2.5%). In the event that the number of shares so issued constitutes more than 5% of IMPH fully diluted capitalization on a fully diluted basis upon the closing of the Qualified Financing then any excess could be exchanged for cash, at the discretion of IMPH, at the per-share price at the Qualified Financing. For illustration purposes, if the Qualified Financing is at a post money valuation of US$10,000,000, then iCo shall be granted with Financing Stock constituting 10% of the fully diluted capitalization of IMPH or any mixture of shares and stock as long as it holds as a minimum 5%.

(c)     The “Financing Stock” as such term is used above shall mean shares of IMPH capital stock in the same series of shares as issued to the investors in the Qualified Financing, the rights, preferences and privileges of which are reasonably acceptable to iCo. All shares of Financing Stock issued by IMPH in connection with this Section 7.1 shall be deemed collectively as the “License Shares”. Such License Shares shall be issued pursuant to a Share Purchase Agreement between iCo and IMPH similar to the agreement to be agreed with the investors of the Qualified Financing (the “SPA”), subject to the rest of this Section 7.1(c). The License Fee shall be paid and the License Shares issued under Section 7.1(a) shall be issued to iCo within five (5) days of the initial closing of the Qualified Financing (regardless of the amount actually invested in such closing but subject to termination of this Agreement as provided in Section 15.2(a)). The date on which IMPH pays and issues to iCo the total amount of the License Fee (as determined above) shall be deemed the Effective Date of this Agreement, and upon such payment all the provisions of this Agreement shall automatically become in full force and effect (as provided in Section 15.1). All such amounts of the License Fee paid by IMPH shall be non-refundable and non-creditable against any other amounts due to iCo under this Agreement. The amount of License Shares issued to iCo by IMPH as part of the License Fee under Section 7.1(a) above, as a percentage of IMPH’s fully diluted capitalization, shall be deemed to be iCo’s “Equity Position” in IMPH.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

(d)     iCo’s Equity Position will be subject to full anti-dilution protection such that iCo shall maintain its actual percentage ownership of IMPH (on a fully-diluted and as converted basis) determined at the time of the issuance of the License Shares, until such time as the License Shares are converted into ordinary shares as part of a public offering or listing on a recognized stock exchange (including by way of merger into a public shell), or IMPH is acquired in a merger or acquisition transaction where all of IMPH’s convertible preferred shares are exchanged (on an equal per-share basis) for cash (and/or stock of the acquiring company), and in each case iCo’s maintenance of such Equity Position shall not be subject to any “pay-to-play” or similar provisions that require iCo to make further investment in IMPH. Such anti-dilution protection shall be effected by IMPH adjusting the conversion price or issuing to iCo an amount of additional Financing Stock that maintains iCo’s Equity Position (so that it remains at its percentage ownership of IMPH (on a fully-diluted and as converted basis) determined at the time of the original issuance of the License Shares). Notwithstanding, the Equity Position will be [***].

7.2     Licensed Products Milestone Payments for Two Indications

(a)     IMPH shall pay to iCo the following milestone payments upon the first achievement of the specified milestones by IMPH or any Sub-sublicensee in respect of a Licensed Product being developed for a particular Indication (e.g, for GI Indication use or Respiratory Indication use or any other Indication), regardless of whether the development, promotion, or marketing of the Licensed Product is discontinued at any time after the achievement of such milestone, but subject to subsection (b) below:

[***]

(b)     Each of the milestone payments in Section 7.3(a) shall be due and payable only [***] times.

(c)     [***]

7.3     IMPH shall notify iCo promptly of its or its Sub-sublicensee’s achievement of any milestone event under Section 7.3, but in any event within thirty (30) days of the occurrence of the milestone, and accompany such notification with the relevant milestone payment.  For the avoidance of doubt the milestone payments will be payable by IMPH whether it is IMPH or its Sub-sublicensee that achieves the relevant milestone. With respect to any particular milestone event under Section 7.3, for the applicable milestone payment associated with the achievement of such event, iCo may elect, in its sole discretion, to receive the payment either: (i) all in cash; or (ii) all in IMPH shares (in the amount of shares equivalent to the amount of the milestone payment at the then-current fair market value of such IMPH shares); or (iii) as a combination of cash and IMPH shares. To the extent iCo elects to have any milestone payment (or portion thereof) paid in IMPH shares, such shares shall be issued pursuant to the applicable terms of the SPA and shall be of the same class and have the same rights as the License Shares.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

7.4     IMPH shall pay iCo royalties for the period of time described in Section 7.9 in an amount equal to [***] of the Net Sales of Licensed Products sold by or on behalf of IMPH or its Affiliate or a Sub-sublicensee.

7.5     If Sublicensee (or its Affiliate or a Sub-sublicensee) sells a Licensed Product to a Third Party that purchases other products or services from such selling party, Sublicensee covenants and agrees that the selling party shall not discount the purchase price of the Licensed Product to a greater degree than the selling party generally discounts the prices of the other products and/or services sold to such Third Party during the same royalty period.

7.6     Royalties under Section 7.4 shall be calculated on all of IMPH’s, its Affiliate’s and Sub-sublicensee’s sales of Licensed Products to a Third Party and shall accrue at the time of sale. Royalties shall be payable only once for any given unit of Licensed Product sold.  For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when a sale is deemed to occur under the Accounting Standards and a “sale” shall not include, and no royalties shall be payable on, transfers (i) between or among IMPH and its Affiliates or Sub-sublicensees for resale, (ii) by IMPH or its Affiliates or sublicensees of samples of Licensed Products or clinical trial materials containing Licensed Product, or (iii) other transfers or dispositions for bona fide charitable, promotional, preclinical, clinical, regulatory or governmental purposes, in each case for nil consideration.

7.7     In addition to amounts owed under Section 7.4, IMPH shall pay iCo a royalty (the “Sublicensing Royalty”) equal to [***]% of Sublicensing Revenues received by or payable to IMPH or its Affiliate from a Sub-sublicense at the time the sublicense agreement is entered into by IMPH (or its Affiliate) and such Sub-sublicensee. The foregoing obligation shall expire and no payment shall be due in the event that [***].

7.8     Royalties payable under Section 7.4, as to a particular Licensed Product, shall be paid on a country-by-country basis from the date of the First Commercial Sale of the Licensed Product in the particular country.  Such royalty obligation for such Licensed Product shall expire, on a country-by-country basis, with respect to each separate Licensed Product, on the later to occur of (a) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in the applicable country or (b) the expiration date in such country of the last to expire of any issued iCo Patent that includes at least one Valid Claim that claims the particular Licensed Product or its manufacture or use.

7.9     If Licensed Product sold by or on behalf of IMPH or its Affiliate or a Sub-sublicensee is used by the end-user in the Ocular Field (as demonstrated, for example, by IMS data or other similar prescription data), then IMPH shall pay to iCo an amount, for each such sale of Licensed Product, equal to iCo’s (or its Affiliates or other licensee’s, as applicable) average gross profit at the time on the sale of a unit of product containing iCo-008 for use in the Ocular Field.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

8.	PROVISIONS RELATING TO PAYMENT OF CONSIDERATION

8.1     No sums payable under this Agreement (including the License Fee, the License Shares, and all milestone payments) shall be refundable or creditable against any other sum payable by IMPH under this Agreement for any reason, except that the Option Fee is creditable against the License Fee payment or milestone payments, to the extent any such payment is made in cash (until such Option Fee has been fully credited).

8.2     iCo shall be solely responsible for the payment of royalty and other payments in respect of the grant of to iCo by CAT of the license rights under the CAT Agreement, provided however, that in the event iCo is determined to have committed an uncured material breach of its payment obligations under the CAT Agreement, IMPH shall be entitled to transfer the amounts due from iCo to CAT directly to CAT on behalf of iCo to the extent necessary to cure such payment breach, provided that, in the event IMPH makes any direct payment to CAT that is not due under the CAT Agreement, IMPH shall reimburse iCo for such amount promptly. IMPH shall be responsible for paying all other Third Party obligations of IMPH (or its Affiliate or Sub-IMPH) in relation to Licensed Products in the Licensed Field sold by IMPH, its Affiliates and Sub-sublicensees.

8.3     IMPH shall make the payments due to iCo under Article 7 inclusive in United States dollars at Quarterly intervals as provided in this Section 8. Where IMPH receives payment in a currency other than United States dollars, IMPH will convert the relevant sum due to iCo into United States dollars, using the conversion rate reported by the Wall Street Journal three (3) Business Days before the day on which IMPH pays iCo. Such payment will be made without deduction of exchange, collection, wire transfer or other charges.

8.4     Within sixty (60) days following the end of each Quarter after the First Commercial Sale of each Licensed Product in any country, IMPH shall prepare a statement which shall show on a country-by-country basis for the previous Quarter all royalty amounts and other monies due to iCo with respect to Net Sales amounts invoiced by IMPH and IMPH Affiliates during such Quarter. That statement shall include the amount of Net Sales broken down to show the country of the sales and the total Net Sales in such country. The statement shall be submitted to iCo within such sixty (60) day period together with remittance of the monies due. With respect to Sublicense Royalties, IMPH shall pay to iCo the total amount of Sublicense Royalties owed based on a particular payment or obligation of Sublicense Revenue within 30 days of the date such obligation accrues to IMPH or its Affiliate or is paid (whichever is earlier).

8.5     All payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority. Any tax that IMPH is required to pay or withhold in respect of the payments to be made to iCo hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, IMPH shall give iCo reasonable assistance, which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may be necessary to enable iCo to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax. Notwithstanding the foregoing, the Parties shall cooperate with each other and each shall use reasonable, good faith efforts to ensure, to the maximum extent legally permissible, that the payments to be made by IMPH to iCo hereunder are not subject to VAT. In the event that, despite such efforts, a payment made by IMPH is subject to VAT, then the Parties shall share equally the amount of such VAT payment obligation (with iCo reimbursing IMPH such amount if IMPH makes the VAT payment).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

8.6     IMPH shall keep, and shall ensure that IMPH’s Affiliates and Sub-sublicensees keep, true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by IMPH to iCo pursuant to this Agreement. Those records and books of account shall be kept for seven (7) years following the end of the Quarter to which they relate. Upon iCo’s written request and, except as set forth in Section 8.6(e), at iCo’s expense, a firm of nationally recognized accountants appointed by iCo:

(a)     shall be given access to and shall be permitted to examine and copy such books and records of IMPH and IMPH Affiliates and sublicensees as relate directly to the sale of Licensed Products, at all reasonable times on Business Days in a manner calculated so as not to disturb the business affairs of the auditee for the purpose of certifying that the Net Sales or other relevant sums (including but not limited to milestone payments) calculated by IMPH and IMPH Affiliates and sublicensees during any Calendar Year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales figure or other relevant sums for such period which in their judgment is true and correct;

(b)     prior to any such examination taking place, such firm of accountants shall enter into a confidentiality agreement that contains commercially reasonable terms customary for such audits to protect the confidentiality of proprietary information of IMPH that is subject to such audits;

(c)     any such access examination and certification shall occur no more than once per Calendar Year and only may occur once with respect to any given time period covered by such audit unless a discrepancy is discovered in relation to any Quarter;

(d)     IMPH and Sublicensee’s Affiliates and sublicensees shall make available appropriate personnel to answer reasonable queries by such accountants on the applicable books and records required for the purpose of that certification; and

(e)     the actual cost of the accountant to conduct the audit shall be the responsibility of iCo, except that if the certification correctly shows IMPH to have underpaid monies to iCo by more than five percent (5%) of the total amount otherwise payable in the applicable during the audit period it shall be the responsibility of IMPH.

8.7     If the accountant correctly concludes that additional royalties or other amounts were owed by IMPH during any period, IMPH shall pay the additional amounts plus accrued interest (from the date originally owed until paid) within 30 days of the date iCo delivers to IMPH such accountant’s written report so concluding.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

8.8     All payments made to iCo under this Agreement shall be made to the bank account of iCo as notified by iCo to IMPH from time to time.

8.9     If IMPH fails to make any payment to iCo hereunder on the due date for payment, without prejudice to any other right or remedy available to iCo, it shall be entitled to charge IMPH interest (both before and after judgment) on the amount unpaid at the annual rate of LIBOR (London Interbank Offering Rate) plus four percent (4%) calculated on a daily basis until payment in full is made, without prejudice to iCo’s right to receive payment on the due date.

8.10     All financial terms and standards defined or used in this Agreement with respect to both Parties shall be governed by and determined in accordance with the Accounting Standards.

9.	INTELLECTUAL PROPERTY AND PATENT RIGHTS

9.1     As between the Parties, iCo shall have the sole right and responsibility at its sole discretion and cost, to file, prosecute and maintain the iCo Background Patents (including to determine whether or not file or continue to prosecute or maintain any such Patents) and for the conduct of any lawsuits, claims or proceedings, including any interference or opposition proceeding, relating to such iCo Background Patents in all countries. All applicable costs and expenses incurred by iCo after the Effective Date for the iCo Background Patent prosecution efforts, shall be borne [***] by iCo and IMPH, with IMPH reimbursing iCo for such costs and expenses based on invoices from iCo (such invoices to be paid within 30 days of receipt), except as otherwise provided in Section 9.4 below.

9.2     As between the Parties, iCo shall have the sole right and responsibility (but subject to the terms of the CAT Agreement), in collaboration with IMPH as discussed in Section 9.3 below, to file, prosecute and maintain the iCo Product Patents (including to determine whether or not file or continue to prosecute or maintain any such Patents) and for the conduct of any lawsuits, claims or proceedings, including any interference or opposition proceeding, relating to such iCo Product Patents in all countries (collectively, the “Product Patent Prosecution”). All applicable costs and expenses incurred by iCo after the Effective Date for the Product Patent Prosecution efforts, shall be borne equally by iCo and IMPH, with IMPH reimbursing iCo for such costs and expenses based on invoices from iCo (such invoices to be paid within 30 days of receipt), except as otherwise provided in Section 9.4 below.

9.3     iCo shall keep IMPH reasonably informed of its plans for and progress in conducting the Product Patent Prosecution. Subject in all cases to the terms of the CAT Agreement, IMPH shall have the right to review all material documents relating to the Product Patent Prosecution to the extent directly related to Licensed Products in the Licensed Field, including draft filings of material documents, material documents provided by patent offices (such as office actions), and responses to patent office actions, and to give comments and recommendations as to the overall strategy regarding the Product Patent Prosecution and as to specific material actions to be taken in the Product Patent Prosecution. Before iCo takes any material step in the Product Patent Prosecution, iCo shall allow IMPH reasonable time to review any material documents relating to such step or action and to comment on the step or action proposed to be taken. IMPH shall consider reasonably and in good faith any and all timely-provided comments and suggestions of iCo and shall seek to accommodate any reasonable comments and suggestions, provided that it is understood and agreed that iCo shall not be prevented, by the foregoing, from taking any action reasonably required to be taken to preserve the patent rights and continue the Product Patent Prosecution. In the event of any disagreement between iCo and IMPH as to any issue related to filing, prosecution or maintenance of the iCo Product Patents or in any lawsuits, claims or proceedings involved in the Product Patent Prosecution, iCo will have the final decision as to the matter or issue. IMPH acknowledges that CAT retains certain rights under the CAT Agreement with respect to prosecution and maintenance of certain iCo Patents owned or controlled by CAT, and IMPH understands and agrees that all the above provisions of this Section 9.3 are subject to all the terms, requirements or obligations of the CAT Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

9.4     As to any particular Patent in the iCo Background Patents or iCo Product Patents, IMPH may by written notice to iCo elect to cease continuing paying its share of the costs and expenses for any Product Patent Prosecution or iCo Background Patents prosecution and maintenance as to a particular iCo Product Patent or iCo Background Patent in the applicable country. Upon such notice, and if elected by iCo in writing, iCo may continue having full control of the Product Patent Prosecution of such particular iCo Product Patent, or prosecution and maintenance of the applicable iCo Background Patents, in the applicable country, and in such case (i) iCo will assume responsibility for paying any and all costs and expenses incurred in conducting such Product Patent Prosecution of the particular iCo Product Patent or prosecution and maintenance of the applicable iCo Background Patents (as applicable), and (ii) such particular iCo Product Patent or iCo Background Patent shall no longer be licensed to IMPH under Section 2.1(a).

9.5     All improvements (including but not limited to formulation or process improvements) to the inventions claimed in the iCo Product Patents made by IMPH or IMPH Affiliates or Sub-sublicensee, and any Patents (including but not limited to formulation or process Patents) claiming such improvements, (collectively, “IMPH Product Improvements”) will be owned by IMPH (or its Affiliate as the case may be), subject to the license rights granted in Section 2.7. IMPH will inform iCo of the existence of any IMPH Product Improvements promptly after IMPH is aware of such IMPH Product Improvement. IMPH shall have the sole right, at its sole discretion and cost, to file, prosecute and maintain Patents relating to IMPH Product Improvements and for the conduct of any lawsuits, claims or proceedings challenging the validity or enforceability thereof, including any interference or opposition proceeding relating thereto in all countries.

9.6     If IMPH has not filed a Patent application claiming any particular IMPH Product Improvement notified to iCo pursuant to Section 9.5 within 120 days of the date of such notification, or at any point IMPH determines that it shall abandon an application or granted Patent claiming such IMPH Product Improvement, then it shall use reasonable efforts to so notify iCo. If iCo desires to undertake such filing and/or continued prosecution or maintenance of a Patent claiming such IMPH Product Improvement, iCo shall be entitled to notify IMPH of such desire. Upon such notice, the Parties shall meet and discuss in good faith the terms under which IMPH would permit iCo to undertake such prosecution and maintenance efforts as to such a Patent, which may include IMPH transferring the IMPH Product Improvement in question to iCo for appropriate consideration, or other reasonable steps. In any event, iCo grants to IMPH a royalty-free, non-exclusive, sub-licensable (in conjunction with IMPH’s proprietary technology and materials), world-wide, irrevocable, perpetual license to use all IMPH Product Improvements transferred to iCo in accordance with this Section 9.6 for all purposes.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

9.7     If at any time any part of Section 9 is held to be or becomes void or otherwise unenforceable for any reason under any applicable law, the same shall be deemed omitted from this Agreement and the validity and/or enforceability of the remaining part of Section 9 shall not in any way be affected or impaired as a result of that omission. For the avoidance of doubt, the benefit of any individual or block exemption otherwise applicable to the Agreement by virtue of either Article 81(3) of the EU Treaty or Sections 4 or 6 to the Competition Act of 1998 shall not be affected as a result of that omission.

9.8     IMPH shall notify iCo promptly if IMPH or its Affiliate or a Sub-IMPH becomes aware that a Third Party takes or threatens to take any proceedings for infringement of any Patents of that Third Party by reason of IMPH’s or its Affiliate’s or a Sub-sublicensee’s use of the iCo Patents or the manufacture, use or sale of Licensed Products and shall provide iCo with all information in relation thereto reasonably requested by iCo.

9.9     If IMPH becomes aware, or objectively believes, that a Third Party infringes any iCo Patents, then the IMPH shall promptly notify iCo in writing.

9.10     Each Party shall within five (5) working days or as soon as reasonably possible thereafter advise the other Party of receipt of any notice of:

(a)     any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” or a successor or equivalent thereof (“ANDA Act”), claiming that any iCo Product Patents or IMPH Patents are invalid or claiming that the iCo Product Patents or IMPH Patents will not be infringed by the manufacture, use or sale of a product for which an application under the ANDA Act is filed; or

(b)     any equivalent or similar certification or notice in any other jurisdiction.

9.11     iCo shall have the right to initiate, prosecute and control legal action (whether by suit, proceeding or otherwise) in respect of any infringement by a Third Party of any iCo Background Patents, and in respect of any infringement of any iCo Product Patents except as provided in Section 9.13 below with respect to Field Infringements.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

9.12     In respect of any action by a Third Party by the manufacture, use or sale of a product containing iCo-008 and used in the Licensed Field that infringes, or that a Party believes infringes, a iCo Product Patent (a “Field Infringement”), the Parties shall notify each other of such action, and shall meet promptly to discuss in good faith what steps and actions to take to cause the cessation of such infringement. Unless the Parties otherwise agree (and except as otherwise provided in the CAT Agreement), IMPH shall have the right (but subject to the requirements of the CAT Agreement, as applicable), but not the obligation, to take such steps and actions, including filing a lawsuit enforcing the applicable iCo Product Patent, against such infringer with respect to the Field Infringement. In any action against a Field Infringement brought by IMPH in accordance with this Section 9.13, IMPH shall have the right to join iCo as a party to such action if necessary to conduct such action, and each Party shall reasonably cooperate with the other in regard to the same. In addition, iCo shall have the right to join in any action brought by IMPH relating to iCo Product Patents in accordance with this Section 9.13 if necessary in order to assert the damages incurred by iCo as a result of the alleged infringement, provided, that (i) the foregoing shall not limit or restrict in any way the rights of IMPH from exercising control of such action in its discretion, and (ii) notwithstanding the foregoing, any monetary recovery in connection with such infringement action shall be allocated in accordance with Section 9.14. If IMPH does not bring an action against the infringer in a Field Infringement, or otherwise cause the cessation of such Field Infringement, within 120 days of IMPH’s awareness of such Field Infringement, or after bringing such action does not continue to pursue the action diligently to cause the cessation of the Field Infringement, then iCo may bring such an action to enforce the applicable iCo Product Patent against such Field Infringement. In such case, iCo shall have the right to join IMPH as a party to such action, and each Party shall reasonably cooperate with the other in regard to the same. In addition, IMPH shall have the right to join in any such action brought by iCo relating to iCo Product Patents in accordance with this Section 9.13 if necessary in order to assert the damages incurred by IMPH as a result of the alleged infringement, provided, that (i) the foregoing shall not limit or restrict in any way the rights of iCo from exercising control of such action in its discretion, and (ii) notwithstanding the foregoing, any monetary recovery in connection with such infringement action shall be allocated in accordance with Section 9.14. IMPH acknowledges that CAT retains certain rights under the CAT Agreement with respect to the enforcement of certain iCo Patents owned or controlled by CAT, and IMPH understands and agrees that all the above provisions of this Section 9.3 are subject to all the terms, requirements or obligations of the CAT Agreement.

9.13     The costs and expenses (including attorneys’ fees) of any action against a Field Infringement brought in accordance with Section 9.13 shall be borne by the Party that brings the action (including reasonable costs of the other Party (such as attorney’s fees) if such Party joins the other Party in such action), except that if the other Party elects to join such action (as permitted in Section 9.13), then such other Party shall bear its own costs and expenses relating to having joined the action. Any monetary recovery in connection with such infringement action as to a Field Infringement shall be applied: (a) first to reimburse the Party that brought the action for its out-of-pocket expenses (including reasonable attorneys’ fees) incurred in connection with such infringement action, and (b) second to reimburse the other Party for its out-of-pocket expenses if such other Party elects to join in such proceedings, and (c) any amounts remaining (after the Parties have been reimbursed for expenses as provided above), shall be retained by or paid to the Party that brought the infringement action for such Field Infringement, provided that any such remaining amounts retained by IMPH shall be deemed Net Sales for which IMPH shall pay royalties to iCo under Section 7.6.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

10.	CONFIDENTIALITY

10.1     Each Party undertakes and agrees (except as otherwise provided in Section 10.2) to:

(a)     use the Information received from the other Party only for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

(b)     ensure that only those of its officers and employees who are directly concerned with the carrying out of this Agreement have access to such Information on a strictly applied “need to know” basis and are informed of the secret and confidential nature of it and are bound by terms similar to the terms of this Section (with a shorter duration of confidentiality and non-use obligations no less than five (5) years from the date of disclosure when appropriate and will not adversely affect the proprietary nature of the Information);

(c)     keep such Information secret and confidential and not disclose or permit to be disclosed, make available or permit to be made available the same to any Third Party for any reason without the prior written consent of the Disclosing Party, except as otherwise permitted in Section 10.3; and

(d)     no lien is established over such Information and that such Information is not encumbered in any other way;

(e)     not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents containing the Information, except as reasonably needed to exercise the rights granting or perform the obligations under this Agreement.

10.2     The obligations set forth in Section 10.1 shall not extend to any Information that the Recipient Party can show:

(a)     is or becomes generally available to the public otherwise than by reason of breach by the Recipient Party of the provisions of Section 10.1;

(b)     is known to the Recipient Party and is at its free disposal prior to its receipt from the Disclosing Party provided that evidence of such knowledge is proven by competent written records;

(c)     is subsequently disclosed to the Recipient Party without obligations of confidence by a Third Party owing no such obligations to the Disclosing Party in respect of that Information; or

(d)     is developed by or on behalf of Recipient Party independently in circumstances where no use was made of the Disclosing Party’s confidential Information in making such development;

10.3     Notwithstanding the other provisions of this Section 10, a Party may disclose specific Information of the other Party to the extent such disclosure is required by Applicable Law to be disclosed (including as part of any regulatory submission or approval process, or in response to a court order or other judicial process); provided, however, that the Party that is required to make such disclosure shall provide prompt written notice of this requirement to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent or restrict such disclosure, and provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the Disclosing Party with a view to agreeing timing and content of such disclosure. The requirement under this Section 10.3 to notify the Disclosing Party when Information is required to be disclosed by a Competent Authority shall not apply when such disclosure is required as part of any Licensed Product regulatory submission or approval process.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

10.4     Notwithstanding the other provisions of this Section 10, IMPH may disclose the iCo Information to its Affiliates and Sub-sublicensees, under obligations of confidentiality, for use solely as permitted in this Agreement. Notwithstanding the other provisions of this Section 10, iCo may disclose the IMPH Information to its Affiliates and to its other sublicensees in the Ocular Field, under obligations of confidentiality, for use solely as permitted by the rights granted to iCo in, or retained by iCo under, this Agreement.

10.5     All Information owned by and disclosed by the Disclosing Party to the Recipient Party shall remain the property of the Disclosing Party. In the event that a court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on the insolvency or bankruptcy of that Party, the Recipient Party shall:

(a)     promptly notify such court or Competent Authority:

(1)     that Confidential Information received from the Disclosing Party under this Agreement remains the property of the Disclosing Party; and

(2)     of the confidential obligations under this Agreement; and

(b)     to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party’s Information and to ensure that the court or Competent Authority maintains that Information in confidence in accordance with this Agreement.

10.6     The obligations of the Recipient Party under Section 10.1, as to particular Information disclosed by the other Party, shall last until the particular Information is no longer secret and confidential or as otherwise provided in Section 10.2. Upon termination of this Agreement, the Recipient Party shall return to the Disclosing Party, or shall destroy, copies, reproductions or other replicates of the Disclosing Party’s Information (except for Information that meets one of the exclusions in Section 10.2), except that the Recipient Party may retain one copy of such Information in its legal archives for purposes of ensuring its compliance with this Agreement.

10.7     The Parties understand and agree that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Section 10 by either Party or their employees, officers or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes or threatens any breach of this Section 10.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

11.	PRESS RELEASE AND PUBLICATION

11.1     The Parties hereby agree to the form of press release set out in Schedule 9, which shall be released upon execution of this Agreement. No other public announcement or other disclosures to a Third Party concerning the terms of this Agreement shall be made, whether directly or indirectly, by any Party, except as may be legally required, without first obtaining, in the case of an announcement or disclosure to be made by iCo, the approval of IMPH and, in the case of an announcement or disclosure made by IMPH, the approval of iCo, such approvals not to be unreasonably withheld, with the exceptions that:

(a)     a Party may disclose the full terms of this Agreement to its investment bankers, lawyers, accountants and other professional advisors, and to a Third Party seeking to invest in or to acquire or merge with or be acquired by such Party (and to such Third Party’s professional advisors) without prior approval provided that such disclosure is made under terms of confidentiality whether express or implied; and

(b)     a Party may disclose the terms of this Agreement to any securities exchange or Regulatory Authority or governmental body to which either party is subject or submits, wherever situated, including the Toronto Stock Exchange or NASDAQ, whether or not the requirement has the force of law provided that it uses reasonable efforts to take advantage of all provisions to keep confidential as many terms of this Agreement as are permitted under Applicable Law; and

(c)     a Party may disclose those terms which it is required by Applicable Law to disclose provided that it uses reasonable efforts to take advantage of all provisions to keep confidential as many terms of the Agreement as are permitted under Applicable Law.

11.2     iCo may make publications (whether oral, in writing, as abstracts, slides, posters or other presentation material) regarding this Agreement or any data or information resulting from the development of Licensed Product, provided that iCo shall provide to IMPH drafts of, or information concerning, any proposed publication not less than thirty (30) days prior to the proposed date of any publication. IMPH shall have twenty (20) days to review such draft or information and shall be entitled to require that (i) iCo either delay any publication by no more than twenty (20) days and/or (ii) iCo make such reasonable changes to the content of such draft publication as IMPH reasonably requires in order to protect Confidential Information of IMPH the disclosure of which would materially adversely affect the Commercialization of Licensed Product by IMPH in the Licensed Field. At the end of the initial twenty (20) day or any period of delay requested by IMPH, iCo shall be entitled to make such publication (with any such reasonable changes requested by IMPH).

11.3     IMPH may make publications (whether oral, in writing, as abstracts, slides, posters or other presentation material) regarding this Agreement or any data or information resulting from the development of Licensed Product with iCo’s prior written consent, which shall not be unreasonably withheld or delayed, provided that IMPH shall provide to iCo the draft of any proposed publication not less than forty-five (45) days prior to the proposed date of any publication. iCo shall have thirty (30) days to review such draft or information and shall be entitled to require that IMPH (i) delay such publication by no more than thirty (30) days and/or (ii) make such reasonable changes to the content of such draft publication as iCo may reasonably require to protect iCo Confidential Information. At the end of the initial thirty (30) day or any period of delay requested by iCo, IMPH shall be entitled to make such publication provided that IMPH incorporates any such reasonable changes requested by iCo.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

12.	TRADE MARKS

12.1     Neither Party shall use the name, trade mark, trade name or logo of the other Party or its employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of that other Party, except as may be required by law or regulation, such permission not to be unreasonably withheld.

12.2     Subject to Section 5.4, IMPH shall be entitled, in its sole discretion, to select the trade marks and trade names for all Licensed Products which trade marks and trade names for any Licensed Product may vary by country or within a country, in IMPH’s sole discretion. IMPH shall own all right, title and interest in and to any such trade marks and trade names described above, and iCo shall have no rights with respect to any such trade marks and trade names.

13.	[***] AGREEMENT AND [***] RIGHTS

[***]

14.	REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

14.1     Each Party hereby represents and warrants to the other Party as of the Execution Date that:

(a)     it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

(b)     it has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a Third Party and to perform its obligations hereunder;

(c)     it has taken all necessary corporate action on its part to authorise the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

(d)     all necessary consents, approvals and authorisations of all applicable Competent Authorities and other persons required to be obtained by such Party in order to execute this Agreement on behalf of such Party have been obtained; and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

(e)     the execution and delivery of this Agreement and the performance of such Party’s obligations do not and will not conflict with or constitute a default or breach or require any consent under: (i) any other contractual obligation of such Party; (ii) the provisions of its charter documents; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

14.2     iCo hereby represents and warrants to IMPH as of the Execution Date:

(a)     iCo has not previously assigned, transferred, licensed, conveyed or otherwise encumbered its right, title and interest in the iCo Product IP in a manner that conflicts with the license rights granted to IMPH in Section 2.1. iCo undertakes not to take any of the foregoing actions during the term hereof, commencing as of the Execution Date;

(b)     to iCo’s knowledge, and except as otherwise disclosed by iCo to IMPH in writing, it is the exclusive owner or exclusive licensee of the iCo Product IP, free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership or rights to practice under the iCo Product IP in the Licensed Field in a manner that would conflict with the license rights granted to IMPH in Section 2.1, and no Affiliate of iCo owns or has license rights to any Patents that claim iCo-008;

(c)     to iCo’s knowledge, and except as otherwise disclosed by iCo to IMPH in writing, there are no written claims, judgments or settlements against or owed by iCo and no written, pending or threatened claims or litigation relating to the iCo Product IP or iCo-008; and

(d)     there are no license or similar agreements between iCo and a Third Party, under which iCo would owe royalties or other payments based on the grant of the license rights to IMPH or the exercise by IMPH (or its Sub-sublicensees) of the rights licensed to IMPH under the Agreement, other than the CAT Agreement.

(e)     To iCo’s knowledge, iCo is not in material violation or default of any provisions of the CAT Agreement. To iCo’s knowledge, the execution and delivery by iCo of this Agreement and the performance of its terms will not result in any material violation of, or be in conflict with or constitute, with or without the passage of time and/or giving of notice, a material default under, the CAT Agreement. iCo undertakes to use its reasonable best efforts to maintain the CAT Agreement in full force and effect during the term hereof and to inform IMPH of any basis or threat for a default, conflict or violation immediately following such time that iCo is aware of the relevant circumstances. In the event that the CAT Agreement is terminated by CAT in consequence of a default by iCo not related to or due to IMPH, then IMPH shall be entitled to approach CAT and request to enter into a license agreement with CAT and iCo shall use its reasonable best efforts, to the extent feasible, to provide that the CAT Agreement is terminated solely in connection with the Ocular Field.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

(f)     The table in Schedule 3 lists all iCo Product Patents controlled by or licensed to iCo existing as of the Execution Date. To its knowledge, iCo has taken all necessary steps in connection with the due filing, prosecution and maintenance of the iCo Patents.

Further, iCo will not knowingly take any action that would cause the representations in subsections (a) through (e) to be materially incorrect as of the Effective Date.

14.3     Except as expressly stated in this Section 14, no representations or warranties whatsoever are made or given by or on behalf of either of the Parties, and all such other representations and warranties, whether express or implied or arising by operation of law or otherwise, are hereby expressly excluded, including any representations, conditions or warranties to the effect that:

(a)     any of the iCo IP is valid or enforceable; or

(b)     any of the acts that may be undertaken by IMPH pursuant to this Agreement will not infringe the rights of Third Parties.

14.4     IMPH acknowledges that most of the iCo IP is licensed (or sublicensed, as applicable) to iCo by CAT pursuant to the terms of the CAT Agreement.

14.5     In addition to any other remedy available to iCo, IMPH hereby agrees to indemnify, defend and hold iCo and its agents, directors, employees and Affiliates harmless from and against any and all liabilities, damages, expenses, judgments and/or losses, including reasonable legal expense and attorney’s fees, to the extent resulting from any Third Party suits, claims, actions, or demands resulting from a breach by IMPH of this Agreement or the actions or omissions of IMPH, its Affiliates or agents or Sub-sublicensees in connection with the development, commercialization, manufacture, use, handling, storage, sale or other disposition of Licensed Products by IMPH or its Affiliate or Sub-sublicensee. IMPH further agrees to indemnify, defend and hold iCo and its agents, directors, employees and Affiliates harmless from and against any and all liabilities, damages, expenses, judgments and/or losses, including reasonable legal expense and attorney’s fees, resulting from any claims, actions, proceedings, or demands by CAT (or its successor or any of its affiliates) against iCo (including claims for breach of the CAT Agreement) based on or resulting from the breach of any obligations under this Agreement or any of the obligations under the CAT Agreement by IMPH or its Affiliate or Sub-sublicensee.

14.6     In addition to any other remedy available to IMPH, iCo hereby agrees to indemnify, defend and hold IMPH and its agents, directors, employees and Affiliates harmless from and against any and all liabilities, damages, expenses and/or loss, including reasonable legal expense and attorney’s fees, to the extent resulting from any Third Party suits, claims, actions, or demands based upon a breach by iCo of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

15.	TERM AND TERMINATION

15.1     Term

The Parties agree that as of the Execution Date, the only provisions of this Agreement that are in force and effective shall be Articles 1 and 15 through 28 and Sections 7.1 and 14.5. No other provisions of these Agreement shall be effective until the Effective Date. As provided in Section 7.1, upon payment by IMPH to iCo of the entire License Fee (and provided that iCo has not earlier terminated the Agreement under Section 15.2(a)), this Agreement and all its provisions shall then automatically be in full effect, and thereafter, unless earlier terminated as provided below, the Agreement will continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis, until the date no further payments in respect of such Licensed Product in such country are or may become payable under Section 7 above. Upon the expiry of such payment obligations, the license rights granted to IMPH hereunder for such Licensed Product, solely in such country, shall be deemed fully paid up, perpetual and irrevocable, and IMPH shall have no further obligations under Section 7 with respect to such Licensed Product and the Net Sales of any such Licensed Product in such country shall be excluded from the royalty calculations in Section 7.6.

15.2     iCo shall have the right to terminate this Agreement immediately on written notice to IMPH if:

(a)     The Qualified Financing has not occurred and/or IMPH does not pay to iCo the License Fee (including issuing to iCo the appropriate amount of License Shares) (i) by January 30, 2011, or (ii) so long as IMPH has paid iCo the option extension fee as provided in Section 7.1(a), by March 31, 2011 (as applicable); or

(b)     IMPH or a IMPH Affiliate knowingly opposes or assists any Third Party to oppose, in any patent office or court proceeding, the grant of any patent or patent application within the iCo Patents, or, in any patent office or court proceeding, knowingly disputes or assists any Third Party to dispute the validity of any patent within the iCo Patents or any of the claims thereof, including opposing any application for amendment thereto; or

(c)     IMPH or a IMPH Affiliate commits an action or omission that constitutes a material breach of the obligations under the CAT Agreement; or

(d)     IMPH or a IMPH Affiliate commits a material breach of its obligations under this Agreement, and fails to remedy such material breach within a period of sixty (60) days of receipt of a notice from iCo detailing such breach and of its intention to exercise its rights under this Section, and provided that such period shall be thirty (30) days for a material breach of a payment obligation; for the purposes of this Section a “material breach” by IMPH includes the non-payment of any sum payable by IMPH under this Agreement within thirty (30) Business Days of its due date for payment; or

(e)     IMPH or a IMPH Affiliate is subject to an Insolvency Event.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

15.3     If at the time of a Change of Control the acquiror or merger partner of IMPH is in a court or patent office proceeding, knowingly opposing or assisting any Third Party to oppose the grant of any patent or patent application within the iCo Patents, or is in a court or opposition proceeding, knowingly disputing or assisting any Third Party to dispute the validity of any Patent within the iCo Patents or any of the claims thereof, including knowingly opposing any application for amendment thereto, then such acquiror or merger partner shall have forty-five (45) days from the date of the Change of Control to withdraw any such proceedings and/or stop any such assistance, failing which iCo may forthwith terminate this Agreement.

15.4     IMPH shall have the right to terminate the Agreement upon 30 days prior written notice to iCo.

15.5     In the event that iCo commits a material breach of its obligations under this Agreement, and fails to remedy such material breach within a period of sixty (60) days of receipt of a notice from IMPH detailing such breach and of its intention to exercise its rights under this Section 15.5, then IMPH shall have the right to terminate the Agreement upon written notice to iCo which termination shall be effective on the thirtieth (30th) days after such new written notice is delivered to iCo.

16.	EFFECT OF TERMINATION OF AGREEMENT

16.1     Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any obligations that shall have accrued prior to such termination, relinquishment or expiration, including the payment obligations under Section 7 hereof and any and all damages arising from any breach hereunder.

16.2     Sections 2.6, 4.7, 7.1, 8.1, 8.6, 8.7, 8.9, 9.5, 9.6, 9.7, 10, 11.2, 14.4, 14.5, 16 and 17 shall survive the expiration and any termination of this Agreement in its entirety.

16.3     Upon termination of this Agreement in its entirety by either Party, then:

(a)     Without limiting or derogating from sub-section (b) below, IMPH hereby grants iCo an exclusive, perpetual, irrevocable, sublicenseable, fully-paid, royalty-free license, effective upon the effective date of such termination, under any IMPH IP that is owned by IMPH or its Affiliate at the date of termination to the extent that such IMPH IP is related to, or useful for the development, manufacture, use or commercialization of, Licensed Product (collectively, the “Terminated Agreement IP”) solely to research, develop, have developed, register, make, have made, manufacture, have manufactured, formulate, use, have used, import, have imported, export, market, have marketed, promote, advertise, distribute, offer for sale and sell, have sold, transport and distributed iCo-008, Licensed Products, and any other product that comprises a VH CDR1, a VH CDR2 and a VH CDR3 domain (as such terms are defined in the text and claims of US Patent No. 6,946,546) and binds to eotaxin-1. Any license for IMPH IP that is not Terminated Agreement IP shall be negotiated between the Parties in good faith upon such termination. In the event this Agreement is terminated by IMPH pursuant to Section 15.5 due to iCo’s uncured material breach of its obligations hereunder, then the foregoing rights under this Section 16.3(a) shall be of no force and effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

(b)     IMPH shall, as soon as practicable after the effective date of the termination, transfer and assign to iCo or its nominee, any and all Marketing Approvals, INDs and other regulatory filings and approvals (including all clinical data relating to Licensed Product and the global safety database) and trade marks relating to Licensed Product, for iCo-008 and/or Licensed Product being researched, developed or commercialized by or on behalf of IMPH or its Affliate or sublicensee under this Agreement provided that to the extent IMPH cannot assign any specific items of the foregoing to iCo without violating applicable laws of any Competent Authority, then with respect to such items IMPH shall transfer copies thereof and is automatically deemed to grant to iCo the irrevocable, fully transferable rights of reference to such items, and provided further that in the event this Agreement is terminated by IMPH pursuant to Section 15.5 due to iCo’s uncured material breach of its obligations hereunder, then Parties shall meet and negotiate in good faith the terms for the transfer of, and/or right of reference to (as applicable), the specific regulatory filings, approvals and/or trademarks as requested by iCo, which terms shall be limited to a commercially reasonable royalty on sales of products for which regulatory approval was based on substantial and material use of the transferred, to reflect the commercial value (to the achievement of such approvals of Licensed Products) of information transferred. As soon as practicable after any such termination, IMPH shall disclose and transfer to iCo copies of all such approvals, filings and marks.

(c)     IMPH shall not after the date of termination itself research, develop, or commercialise Licensed Products in any country where there is, at the applicable time, a Valid Claim in the iCo Product Patents claiming such Licensed Product, except that IMPH shall have the right for a period of three (3) months after the effective date of termination to dispose in such countries of that part of its inventory of such Licensed Products on hand as of the effective date of termination which is the subject of orders for Licensed Products accepted prior to the effective date of termination and, within thirty (30) days after disposition of such inventory pursuant to the fulfillment of such orders, IMPH will forward to iCo a final report and pay all royalties due for Net Sales of each Licensed Product during such period.

(d)     If requested by iCo, IMPH shall negotiate reasonably with iCo regarding the transfer to iCo of raw materials, work-in-progress and active pharmaceutical ingredients in IMPH’s control needed to enable the manufacture of the Licensed Products under the rights set forth above in sub-sections (a) and (b), which transfer would be on commercially reasonable terms. The Parties shall also discuss in good faith other assistance, including assistance in relation to manufacture and supply of the relevant Licensed Products which IMPH may be willing and able to provide, which assistance would be at iCo’s cost and expense. For the avoidance of doubt, this Section 16.3(d) shall not be construed as an obligation for IMPH to enter into a manufacture and/or supply agreement, such decision to be made at the sole judgement and discretion of IMPH.

(e)     iCo shall have the sole right, at its sole discretion, to file, prosecute and maintain the Patents that cover inventions comprised in the Terminated Agreement IP that relate specifically to iCo-008 and/or Licensed Product and are not generally applicable to other products (the “Terminated Agreement Patents”) and for the conduct of any lawsuits, claims or proceedings relating to them in all countries, including any interference or opposition proceedings, provided however that if any such Patent has application or claims that cover IMPH IP that is not Terminated Agreement IP, that iCo shall exercise the foregoing rights in cooperation and coordination with IMPH or as the Parties may otherwise agree in writing in the context of any license agreement as negotiated under Section 16.3(a) above.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

16.4     Termination Not Sole Remedy

Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

17.	MISCELLANEOUS

17.1     This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia (and applicable federal laws of Canada) without reference to conflicts of laws principles thereof. All disputes arising out of or relating to the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement shall be settled by arbitration in accordance with the International Chamber of Commerce (“ICC”) Arbitration Rules as at present in force and shall be held at New York, New York in the English language by one arbitrator. The appointing authority shall be the ICC acting in accordance with the Rules adopted by the ICC for this purpose.

17.2     The Parties will use all reasonable endeavors to resolve any disputes or issues arising out of this Agreement. The Parties shall refer any such dispute or issue to the CEO of iCo and the CEO of IMPH, who shall co-operate and discuss the matter in good faith and seek to resolve the dispute or issue as amicably as possible within twenty (20) days of the dispute being referred to them.

18.	ASSIGNMENT

18.1     This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party, such consent not to be unreasonably withheld; except that, either Party may assign this Agreement, without such consent, to an Affiliate or, subject to Section 15.3, to a successor-in-interest entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), provided that such entity agrees in a writing provided to the other Party to perform and be bound by the terms and conditions of this Agreement as the successor party to this Agreement.  Notwithstanding the foregoing, if any permitted assignment to an Affiliate would result in additional taxes becoming due on payments to iCo under this Agreement, then the Parties shall negotiate in good faith terms and conditions under which such assignment would occur in order to minimize, to the extent possible, any additional taxes. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.  No permitted assignment will relieve the assignor/transferor of liability hereunder. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

18.2     In the event of a IMPH Change of Control, IMPH shall so notify iCo within ninety (90) days of the occurrence of such Change of Control.

19.

Notices. Any notice or other communication to be given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by courier, sent by post or sent by facsimile to the address or facsimile number of the recipient set out in Schedule 10 or as specified by the recipient from time to time in accordance with this Section 19. Notices sent by e-mail shall not be valid of themselves and must be confirmed in hard copy form by courier, by post or facsimile.

19.1     Any notice given pursuant to Section 19 shall be deemed to have been received:

(a)     in the case of courier or delivery by hand, when delivered; or

(b)     in the case of sending by post: when received by the addressee; and

(c)     in the case of facsimile, on acknowledgement by the recipient’s facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time of the recipient and in any other case on the following Business Day.

20.	WAIVER

20.1     Neither Party may waive or release any of its rights or interests in this Agreement except in writing signed by a duly authorized representative of that Party and may be given subject to any conditions thought fit by the grantor.  Unless otherwise expressly stated any waiver shall be effective only in the instance and for the purpose for which it is given.

20.2     The delay or failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

21.	SEVERABILITY

21.1     If the whole or any part of this Agreement (including any one or more of the clauses of this Agreement or any sub-clause or paragraph or any part of one or more of these clauses) is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties) then:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

(a)     in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement it shall terminate in relation to the jurisdiction in question; or

(b)     in the case of the illegality, invalidity or un-enforceability of part of this Agreement and the failure of the Parties to negotiate in good faith an enforceable amendment of this Agreement that attempts to reflect the Parties’ original intent as much as possible, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

22.	FORCE MAJEURE

22.1     If a Party (the “Non-Performing Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure or six (6) months whichever is the shorter.

22.2     If Force Majeure is continuing at the expiry of the said period of six (6) months, the other Party may give written notice to terminate this Agreement to the Non Performing Party.

23.	COUNTERPARTS

23.1     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.	ENTIRE AGREEMENT; AMENDMENT

24.1     This Agreement and the Schedules hereto constitute the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. The Parties acknowledge that no claims shall arise in respect of any understandings, arrangements, representations or agreements so superseded. No director, employee or agent of any Party is authorised to make any representation or warranty to another Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Agreement removes or overrides any right of action by any Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

24.2     No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative or representatives of each Party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

25.	INDEPENDENT CONTRACTORS AND RELATIONSHIP OF THE PARTIES

25.1     Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture or any other legal entity, between the Parties or to constitute one Party as the agent of the other.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority. Neither this Agreement nor any of the transactions contemplated by this Agreement shall be construed as a partnership for any tax purposes. Moreover, each of the Parties agrees not to construe this Agreement, or any of the transactions contemplated by this Agreement, as a partnership for any tax purposes.

26.	EXPENSES

26.1     Except as provided otherwise herein, each of the Parties hereto shall bear its own expenses (including all compensation and expenses of counsel, financial advisors and consultants) incurred in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

27.	FURTHER ASSURANCES

27.1     IMPH and iCo hereby agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other reasonable action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

28.	HEADINGS AND CONSTRUCTION

28.1     Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” or “includes” as used in this Agreement means “including without limitation” as to the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. To the extent there is any conflict or inconsistency between the terms of this Agreement and the Schedules attached hereto, the terms of this Agreement shall prevail.

29.	NO THIRD PARTY BENEFICIARIES

29.1     None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including any creditor of any Party hereto, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

30.	USE OF AFFILIATES OR SUBLICENSES

30.1     IMPH may satisfy any or all of its obligations under this Agreement by the actions of one or more of its Affiliates or Sub-sublicensees, provided that IMPH shall remain responsible for satisfying (or providing that an Affiliate or Sub-sublicensee satisfies) all of its obligations under this Agreement in accordance with and subject to Sections 2.6 and 4.5.

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

IMMUNE PHARMACEUTICALS, LTD.		iCo THERAPEUTICS INCORPORATED

By:	/s/ Daniel Teper	By:	Andrew Rae

Name:	Daniel Teper	Name:	Andrew Rae

Title:	CEO	Title:	CEO

Date:	December 7, 2010	Date:	December 7, 2010

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 1

Amino Acid Sequence of iCo-008 Antibody

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Confidential

Schedule 2
iCo Background Patents

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Confidential

Schedule 3

iCo Product Patents

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 4

Development Plan

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 5

[***] Rights

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 6

[***] Agreement

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 7

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 8

iCo-008 Study Reports and Protocols

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 9

Press Release

          PRESS RELEASE

iCo Therapeutics Grants License Option for Bertilimumab (iCo-008) Systemic Uses to Immune Pharmaceuticals for US$33 Million Plus Royalties

For Immediate Release	November XX, 2010

VANCOUVER, Canada — iCo Therapeutics Inc. (TSX-V: ICO) (the “Company”) today announced that iCo has granted Immune Pharmaceuticals (IMPH), based in Israel and the United States, an option to an exclusive license for the development and commercialization rights to the systemic uses of iCo-008, iCo’s human monoclonal antibody targeting eotaxin-1.

Highlights

●	Licence Option is for systemic uses including: Inflammatory Bowel Disease and Severe Asthma.

●	iCo has retained worldwide exclusive rights to all ocular applications.

●	IMPH will pay iCo a non-refundable option fee creditable upon conversion against an upfront license fee payment of US $1 million.

●	iCo may receive up to an additional US$32 million in milestone payments as well as royalties on net sales of licensed products.

Non ocular uses of the drug may include asthma and prevalent inflammatory bowel conditions. iCo will retain worldwide exclusive rights to all uses and applications in the ocular field. iCo estimates the market for ocular applications, including age-related macular degeneration and sight-threatening ocular allergies exceeds $2 billion.

“iCo has retained the rights to all ocular indications for iCo-008. Research has shown that iCo-008 interdicts a well-established target involving several potentially devastating and large market ocular diseases, and we look forward to enabling multiple late stage trials in these indications,” stated Andrew Rae, President & CEO of iCo Therapeutics. “In addition, iCo remains focused on advancing the company’s lead program, iCo-007, into a Phase II trial in Diabetic Macular Edema in early 2011”.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Dr. Daniel Teper, CEO of Immune Pharmaceuticals stated, “A close relationship has been established between eotaxin levels and disease activity in patients with severe gastro-intestinal or respiratory conditions. Bertilimumab promises to be a first in class human monoclonal antibody, opening new treatment options in Inflammatory Bowel Disease and Severe Asthma.”

Immune Pharmaceuticals plans to prepare Bertilimumab for several Phase II clinical programs in a number of inflammatory conditions, starting with Crohn’s Disease.

About iCo-008

iCo-008 (also known as Bertilimumab or CAT-213) is a human immunoglobulin monoclonal antibody targeting eotaxin-1, a member of the chemokine family of proteins that act as messenger molecules between the cells of the immune system. iCo-008 has been in 126 patients in Phase I and II studies, has a good safety profile and has shown evidence of efficacy in a severe allergy indication. iCo-008 may be indicated for inflammatory disorders including severe asthma, Inflammatory Bowel Disease, Crohn’s Disease and Ulcerative Colitis.

Recent published scientific literature (Takeda et al, Nature 2009. “CCR3 is a Target for Age-related Macular Degeneration Diagnosis and Therapy”) has indicated that iCo-008, a ligand for CCR3, may be effective in treating wet age related macular degeneration (wAMD). iCo is currently planning exploratory studies for iCo-008 in wAMD and a Phase II study in severe ocular allergies (vernal & atopic keratoconjunctivitis).

iCo licensed the exclusive world-wide rights to iCo-008 from AstraZeneca/Cambridge Antibody Technology in 2007.

About iCo Therapeutics

iCo Therapeutics Inc. is a Vancouver-based reprofiling company focused on redosing or reformulating drugs with clinical history for new or expanded indications. iCo has exclusive worldwide rights to three products: iCo-007, moving into Phase II for the treatment of DME, iCo-008; a product with Phase II clinical history to be developed for severe ocular allergies and age-related macular degeneration; and iCo-009, an oral formulation of Amphotericin B for sight and life-threatening diseases. iCo-009 also represents a new drug delivery technology with the potential to reprofile other parenteral administered drugs to the oral route of administration. iCo was recently awarded a Gold Leaf Award as the Early Stage Company of the Year from BIOTECanada and is a Canada's Top 10™ Competition winner. iCo trades on the TSX Venture Exchange under the symbol “ICO”. For more information, visit the Company website at: www.icotherapeutics.com

About Immune Pharmaceuticals

Immune Pharmaceuticals is an Israel and U.S. based biopharmaceutical company focused on the development of monoclonal antibodies addressing significant unmet medical needs in the treatment of cancer, inflammation, and infectious diseases. Immune Pharmaceuticals has built a robust pipeline of clinical and pre-clinical candidates based on novel targets and fully human antibody technology.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

No regulatory authority has approved or disapproved the content of this release. The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

Forward Looking Statements

Certain statements included in this press release may be considered forward-looking. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. All forward-looking statements are based on iCo Therapeutics’ current beliefs as well as assumptions made by and information currently available to iCo Therapeutics and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, market acceptance and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Due to risks and uncertainties, including the risks and uncertainties identified by iCo Therapeutics in its public securities filings; actual events may differ materially from current expectations. iCo Therapeutics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Business Development:

Dr. John Clement, CTDO

604-602-9414 x 222

Finance:

Mr. John Meekison, CFO

604-602-9414 x 224

Investor/Media Contact:

Frederica Jensen

604-602-9414 x 226

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 10

[TO BE FINALISED]

Notices

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.